                                                                    Exhibit 12.1


Summary of Fixed Charge Coverage Ratios (in thousands, except ratios)


                                                                                                      Nine Months
                                                Fiscal Year Ended August 31,                          Ended May 31
                                  -----------------------------------------------------------      --------------------
                                    1994        1993         1992         1991         1990         1995         1994
                                  -------      -------      -------      -------      -------      -------      -------
Pretax income                     $40,907      $35,061      $20,297      $18,344      $39,820      $42,912      $27,175
Adjustments to earnings:
  Interest expensed                 9,271        9,397        9,951        8,565        8,551       11,394        6,524
  Amortization of
  capitalized interest                440          406          394          321           72          431          282
  Rent expense                      2,029        1,998        1,897        1,993        1,774        1,826        1,518
                                  -------      -------      -------      -------      -------      -------      -------
Total earnings                    $52,647      $46,862      $32,539      $29,223      $50,217      $56,563      $35,499
                                  =======      =======      =======      =======      =======      =======      =======

Fixed charges:
  Interest expensed               $ 9,271      $ 9,397      $ 9,951      $ 8,565      $ 8,551      $11,394      $ 6,524
  Interest capitalized              1,176          411          113        1,036          298           94        1,229
  Rent expense                      2,029        1,998        1,897        1,993        1,774        1,826        1,518
                                  -------      -------      -------      -------      -------      -------      -------
Total fixed charges               $12,476      $11,806      $11,961      $11,594      $10,623      $13,314      $ 9,271
                                  =======      =======      =======      =======      =======      =======      =======

Ratio of earnings to
  fixed charges                       4.2x         4.0x         2.7x         2.5x         4.7x         4.2x         3.8x


Pro forma information is not applicable as the ratio of earnings to fixed charges varies by less than 10%.